SOURCE: F & M Bank Corp.

January 21, 2014 18:08 ET

F & M Bank Corp. Reports Full Year and 4th Quarter 2013 Financial Results

TIMBERVILLE, VA--(Marketwired - Jan 21, 2014) - F & M Bank Corp. (OTCQB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the full year and fourth quarter ended December 31, 2013, as well as its recently declared fourth quarter dividend.

Selected Financial Highlights:
	2013 YTD	2012 YTD	2013 Q4	2012 Q4
Net Income (000's)	$4,716	$4,901	$1,184	$1,244
Earnings per share	1.88	1.96	0.46	0.49
Net Interest Margin	4.02%	3.92%	4.07%	4.03%
Allowance for loan losses as a percentage of loans	1.71%	1.75%	1.71%	1.75%
Provision for loan losses (000's)	$3,775	$4,200	$750	$1,500
Non-Performing Loans (000's)	$12,581	$13,386	$12,581	$13,386
Equity to Assets	9.79%	8.27%	9.79%	8.27%
Efficiency Ratio	58.15%	54.03%	61.89%	50.82%

Dean Withers, President and CEO, commented, "We're pleased to announce that our fourth quarter and year to date earnings for 2013 total $1.184 million and $4.716 million, respectively." Withers continued, "Full year and quarterly results in 2013 include a decrease of $1.038 million and $541 thousand, respectively in pre-tax interest income on loans held for sale that we warehoused for an out of market bank. Due to a variety of factors, including an increase in long term mortgage rates, this relationship has virtually dried up as of year-end 2013. We are encouraged that increasing core earnings within our local footprint virtually offset the decline in income from loans held for sale. Our 2013 results also reflect the continued growth in our Dealer Finance division and our Fishersville loan production office. As the economy in our primary local markets continues to improve we expect continued growth in assets and earnings."

Withers stated, "Non-performing loans at $12.6 million decreased approximately $.8 million from 2012. We continue to work with our borrowers as real estate development sales increase and the overall economy improves." Withers continued, "On January 16, 2014, our Board of Directors declared a fourth quarter dividend of $0.17 per share. Based on our most recent trade price o f $17.15 per share, this dividend constitutes a 3.97% yield on an annualized basis. The dividend will be paid on February 10, 2014 to shareholders of record as of January 29, 2014." Highlights of the company's financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank's nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.FMBankVA.com or by calling (540) 896-8941.

This press release may contain "forward-looking statements" as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F & M Bank Corp. Financial Highlights
	For Twelve Months Ended December 31
INCOME STATEMENT	Unaudited 2013	Unaudited 2012
Interest and Dividend Income	$25,965,584	$27,224,539
Interest Expense	4,772,743	6,294,071
Net Interest Income	21,192,841	20,930,468
Non-Interest Income	4,032,429	3,773,357
Provision for Loan Losses	3,775,000	4,200,000
Other Non-Interest Expenses	14,719,995	13,361,377
Income Before Income Taxes & Securities Transactions	6,730,275	7,142,448
Securities Gains (Losses)	-	-
Provision For Income Taxes	1,907,297	2,095,357
Less Minority Interest	107,185	145,967
Net Income	$4,715,793	$4,901,084
Average Shares Outstanding	2,504,015	2,496,300
Net Income Per Common Share	1.88	1.96
Dividends Declared	.68	.64

BALANCE SHEET	Unaudited December 30, 2013	Unaudited December 30, 2012
Cash and Due From Banks	$5,834,596	$7,960,633
Interest Bearing Bank Deposits	708,049	1,283,581
Federal Funds Sold	2,000	-
Loans Held for Sale	3,804,425	77,206,517
Loans Held for Investment	478,453,008	465,819,073
Less Allowance for Loan Losses	(8,184,376)	(8,154,074)
Net Loans Held for Investment	470,268,632	457,664,999
Securities	38,485,768	18,807,173
Other Assets	33,684,697	33,981,232
Total Assets	$552,788,167	$596,904,135

Deposits	$464,149,244	$453,795,539
Short Term Debt	3,423,078	34,597,352
Long Term Debt	11,500,000	37,714,286
Subordinated Debt	10,191,000	10,191,000
Other Liabilities	9,383,610	11,221,998
Total Liabilities	498,646,932	547,520,175
Stockholders' Equity	54,141,235	49,383,960
Total Liabilities and Stockholders' Equity	$552,788,167	$596,904,135
Book Value Per Common Share	$21.56	$19.76

CONTACT INFORMATION
INVESTOR RELATIONS CONTACT:
Neil Hayslett
EVP/CAO
Farmers & Merchants Bank
540-896-8941
NHayslett@FMBankVA.com